Exhibit 99.77(o)

ITEM 77O – Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker / Dealer From Whom Purchased	Affiliated/Principal Underwriter of Syndicate

ING Emerging Markets Corporate Debt Fund	VIMPELCOM HOLDINGS BV	2/6/2013	BARC	ING Bank NV

ING Emerging Markets Hard Currency Debt Fund	VIMPELCOM HOLDINGS BV	2/6/2013	BARC	ING Bank NV